Execution Version

SUB-ADVISORY AGREEMENT

THIS AGREEMENT is made and entered into as of February 10, 2017, by and between USCF ADVISERS LLC, a Delaware limited liability company (the “Adviser”) and SUMMERHAVEN INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company (“SHIM”).

WHEREAS, pursuant to an Investment Advisory Agreement dated January 17, 2017 (the “Investment Advisory Agreement”) by and between the Adviser and USCF MUTUAL FUNDS TRUST, a Delaware statutory trust (the “Trust”), registered as an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), which has been approved by the Trust’s Board of Trustees (the “Board”), the Trust has appointed the Adviser to furnish investment advisory and other services to the Trust on behalf of the USCF Commodity Strategy Fund (the “Fund”); and

WHEREAS, to gain exposure to the commodities markets, the Fund has formed USCF CAYMAN COMMODITY 1, an exempted company incorporated in the Cayman Islands (the “Subsidiary”), as a wholly owned subsidiary of the Fund, and pursuant to an Cayman Investment Advisory Agreement (the “Cayman Investment Advisory Agreement”) between the Subsidiary and the Adviser, which has been approved by the Board, the Fund has appointed the Adviser as investment adviser for the Subsidiary; and

WHEREAS, pursuant to a Services and Licensing Agreement with SummerHaven Index Management LLC (“SHIX”), dated February 10, 2017 (the “Licensing Agreement”), the Adviser licensed from SHIX the use of certain names and marks (“Service Marks”), including that of certain commodity indexes (the “Indexes”), and the use of the Indexes by the Fund;

WHEREAS, the Adviser desires to retain SHIM to furnish certain commodity trading and investment services in connection with the commodity trading activities of the Subsidiary;

WHEREAS, in furtherance of the Fund’s investment strategy, the Adviser, in its sole discretion, on behalf of the Fund, may allocate a portion of the Fund’s assets not to exceed in the aggregate 25% of its assets as determined at the end of each fiscal quarter, for investment in the Subsidiary, and may designate all or only a portion of the assets and interests in the Subsidiary, plus all investments, reinvestments and proceeds of the sale thereof, including, without limitation, all interest, dividends and appreciation on investments, less depreciation thereof and withdrawals by the Adviser therefrom to a separate commodity trading account (the “Commodity Exposure Account”) established for the Fund to access exposure to certain Commodity Interests (as defined below) and to be traded and managed by SHIM; and

WHEREAS, SHIM is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.            Engagement of SHIM.

(a)          The Adviser hereby engages SHIM as sub-advisor to the Adviser to (i) furnish a continuous investment program and manage the investment and reinvestment in Commodity Interests for the Commodity Exposure Account, and (ii) provide general consultation regarding the markets for Commodity Interests (as defined below). Pursuant to clause (i) above, SHIM shall, with respect to the Commodity Exposure Account, determine in its discretion the commodity interests, including, but not limited to, futures contracts, options on futures contracts, forward contracts or commodities, and swaps (“Commodity Interests”) to be purchased, retained or sold on behalf of the Subsidiary within the parameters of the investment approach, policies, restrictions and guidelines applicable to the Commodity Exposure Account as provided by the Adviser to SHIM. SHIM shall seek to place the trades for these Commodity Interests in accordance with the Trust’s policy, as set forth in its registration statement on Form N-1A, for best execution.

(b)          SHIM shall seek to discharge its obligations under this Agreement subject to the supervision of the Adviser, the Board and the officers of the Trust and in compliance with (i) the Fund’s investment objective, policies and restrictions as set forth in the Fund’s registration statement filed with the Securities and Exchange Commission (the “SEC”), as amended or supplemented during the term of this Agreement; (ii) the Commodity Exchange Act, as amended (“CEA”), and the rules and regulations adopted thereunder from time to time; (iii) all other applicable federal, state and foreign laws and regulations, including without limitation, the rules of any self-regulatory organization; (iv) the Trust’s Declaration of Trust, as such may be amended from time to time; and (v) such other guidelines, policies and procedures adopted by the Board or implemented by the Adviser applicable to the Fund and the Subsidiary and provided to SHIM from time to time. The Adviser shall provide SHIM with written notice of any changes to the Subsidiary’s objective, policies and restrictions no less than thirty (30) days prior to the effectiveness of any such change. No supervisory activity undertaken by the Adviser shall limit SHIM’s full responsibility for its obligations under this Agreement.

(c)          In the event that SHIM gives notice of termination of this Agreement pursuant to Section 10(b)(v)(a), Section 10(b)(v)(b) or Section 10(b)(v)(d), SHIM and the Adviser shall promptly utilize their commercially reasonable efforts to develop a list of one or more potential successor sub-advisors to the Fund to trade the Commodity Interests in the Commodity Exposure Account, which list shall be agreed to in writing by the parties hereto within 30 days after SHIM provides such notice of termination.

(d)          SHIM will attend, either in person or via telephone, regular business and investment-related meetings with the Board and/or the Adviser, as requested by the Trust, the Adviser or both; and will maintain books and records with respect to the Commodity Exposure Account, furnish to the Adviser and the Board such periodic and special reports as they may reasonably request with respect to the Commodity Exposure Account and provide in advance to the Adviser all reports to the Board for examination and review within a reasonable time prior to Board meetings.

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(e)          SHIM will use its commercially reasonable efforts to comply with the directions from the Adviser with respect to changes that may need to be made to ensure that the Fund continuously qualifies as a regulated investment company under Sub-Chapter M of the Internal Revenue Code.

(f)           SHIM will not consult with sub-advisers of any other investment portfolio of the Trust concerning transactions in portfolio securities or other portfolio investments of the Subsidiary.

(g)          In accordance with procedures adopted by the Board, as amended from time to time, SHIM will assist the Fund’s administrator and/or the Fund in determining the fair valuation of Commodity Interests of the Subsidiary and will use its reasonable efforts to arrange for the provision of valuation information or price(s) for Commodity Interests in the Commodity Exposure Account which do not have a market price or for which the Fund’s administrator does not obtain prices in the ordinary course of business from an automated pricing service.

(h)          SHIM will notify the Adviser promptly upon detection of any error in connection with its management of the Commodity Exposure Account including but not limited to any trade errors. Further, SHIM shall provide access to the Adviser and the Fund, or their agents, to all documents and information related to any error, its analysis and correction, and the correction of all errors impacting the Fund must be corrected to the satisfaction of the Adviser and the Fund. SHIM will reimburse the Fund for costs, losses or damages incurred arising out of or resulting from the error, if any.

2.            Representations and Warranties by SHIM. SHIM represents and warrants to the Adviser that:

(a)          SHIM has the full power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(b)          SHIM is a limited liability company duly organized and validly existing under the laws of the state of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted.

(c)          The execution, delivery and performance by SHIM of this Agreement are within SHIM’s powers and have been duly authorized by all necessary action and no further action is required on its part to authorize this Agreement.

(d)          SHIM is not prohibited by Section 9(a) of the 1940 Act from performing its obligations under this Agreement.

(e)          To the best of its knowledge based on communication with SEC and other relevant regulatory guidance, SHIM is not required to be registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) to perform its obligations under this Agreement.

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(f)          The execution, delivery and performance by SHIM of this Agreement do not violate or result in a default under (i) any provision of applicable law, rule or regulation, (ii) SHIM’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon SHIM.

(g)          Subject to the representation made in Section 2(e) above, SHIM is registered with applicable regulators in each capacity in which it is required to register to perform its duties with respect to the Trust, the Fund and the Subsidiary, and under this Agreement and will continue to be so registered and maintain all necessary governmental, self-regulatory and exchange licenses and approvals, has effected all necessary filings and registrations with each applicable regulatory body, if required, so long as this Agreement remains in effect, including for the avoidance of doubt, as a commodity trading advisor (“CTA”) with the U.S. Commodity Futures Trading Commission (the “CFTC”), and as a member of the National Futures Association.

(h)          SHIM will maintain its own compliance program or manual, as may be required from time to time, for CTAs registered with the CFTC and relying on the CFTC Rule 4.7(c) exemption. SHIM will provide either the manual or a summary thereof, including updates thereto, to the Adviser’s Chief Compliance Officer.

(i)           SHIM has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Adviser and the Trust with a copy of that code, together with evidence of its adoption. Within 20 days of the end of each calendar quarter during which this Agreement remains in effect, SHIM shall certify to Adviser or the Trust that SHIM has complied with the requirements of Rule 17j-1 during the previous quarter and that there have been no violations of SHIM’s code of ethics or, if such a violation has occurred, that appropriate action has been taken in response to such violation. Upon written request of Adviser or the Trust, SHIM shall permit representatives of Adviser or the Trust to examine the reports (or summaries of the reports) required to be made to SHIM by Rule 17j-1(d)(1) and other records evidencing enforcement of the code of ethics.

(j)          This Agreement and each other agreement, instrument or document to be executed and delivered by SHIM pursuant to this Agreement constitutes the legal, valid and binding obligation of SHIM, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and other laws and equitable principles affecting creditors’ rights generally and the discretion of the courts in granting equitable remedies.

(k)          SHIM represents that its other engagements or activities are as of the date of this Agreement not of a nature or magnitude so as to have a material adverse effect on its ability to fulfill its obligations under this Agreement. The Adviser acknowledges and agrees that SHIM and its principals are required to devote only such time as may be reasonably required with respect to SHIM’s obligations under this Agreement.

(l)           SHIM will notify the Adviser in the event that there is any change of control or ownership of SHIM that would constitute an assignment of an investment advisory contract for purposes of Section 15(a) of the 1940 Act (each such occurrence, a “SHIM Change of Control Event”), in each such case prior to such change if SHIM is aware of such change, but in any event, not later than promptly after such change.

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(m)         SHIM will maintain an appropriate level of errors and omissions or professional liability insurance coverage equal to not less than $10,000,000.

3.            Representations and Warranties of the Adviser. The Adviser represents and warrants to SHIM as follows:

(a)          The Adviser has the full power and authority to enter into this Agreement, to serve as the investment adviser to the Fund and the Subsidiary and to perform the services and its obligations described under this Agreement.

(b)          The Adviser is a limited liability company duly organized and validly existing under the laws of the state of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted.

(c)          The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action and no further action is required on its part to authorize this Agreement.

(d)          The execution, delivery and performance by the Adviser of this Agreement do not violate or result in a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser.

(e)          The Adviser is registered with applicable regulators in each capacity in which it is required to register to perform its duties with respect to the Trust, the Fund and the Subsidiary, and under this Agreement and will continue to be so registered, if required, so long as this Agreement remains in effect.

(f)           This Agreement and each other agreement, instrument or document to be executed and delivered by the Adviser pursuant to this Agreement constitutes the legal, valid and binding obligation of the Adviser, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and other laws and equitable principles affecting creditors’ rights generally and the discretion of the courts in granting equitable remedies.

(g)          The Adviser or an affiliate of the Adviser serves as the commodity pool operator of the Fund and the Subsidiary.

(h)          Each of the Fund, the Trust, and the Subsidiary will be as of the date the Subsidiary commences trading activities, “qualified eligible persons” as defined in the CEA.

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4.            Covenants of SHIM.

(a)          SHIM will promptly notify the Adviser of the occurrence of any event that would substantially impair SHIM’s ability to fulfill its commitment under this Agreement including, without limitation, the occurrence of any event that would disqualify it from serving as an investment advisor to an investment company pursuant to Section 9(a) of the 1940 Act.

(b)          SHIM will promptly notify the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of the Adviser, the Trust, the Fund and the Subsidiary, or, in the case of SHIM, that would impact the its ability to perform under this Agreement, in each case, unless SHIM is prohibited from doing so.

5.            Covenants of the Adviser.

(a)          The Adviser will promptly notify SHIM of the occurrence of any event that would substantially impair the ability of the Adviser to fulfill its commitment under this Agreement including, without limitation, the occurrence of any event that would disqualify it from serving as an investment advisor to an investment company pursuant to Section 9(a) of the 1940 Act

(b)          The Adviser will promptly notify SHIM if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of the Trust, the Fund and the Subsidiary, or, in the case of the Adviser, that would impact the ability of the Adviser to perform under this Agreement, in each case, unless the Adviser is prohibited from doing so.

6.            Confidentiality.

(a)          By virtue of this Agreement, either the Advisor, the Fund, or the Trust, on the one hand (the “Fund Parties”), and SHIM on the other hand, may have access to information that is confidential to the other including, without limitation, all business, technical, financial, customer and/or any other proprietary information of a party or its affiliates, products, processes, tools, services, technical knowledge and any other information and/or materials clearly marked as confidential or information identified as confidential at the time of disclosure or summarized as confidential in a written memorandum delivered to the recipient within thirty (30) calendar days of disclosure, including, without limitation, all non-public information concerning the Indexes (collectively, “Confidential Information”). Notwithstanding the foregoing, a party’s Confidential Information shall not include information which: (i) is or becomes a part of the public domain through no act or omission of the other party; (ii) was in the other party’s lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (iii) is lawfully disclosed to the other party by a third party without restriction on disclosure; or (iv) is independently developed by the other party without reference to any Confidential Information. In addition, the obligations of this Section 6 do not apply to confidential information that is required to be disclosed pursuant to a subpoena, court order, or disclosure request from a government authority, provided that to the extent permitted by law the party subject to same shall provide prompt written notice to the other party upon receipt of such subpoena, order, or other disclosure requirement prior to such disclosure so the other party may seek the opportunity to intervene in the action in order to attempt to enjoin such subpoena, order, or other disclosure requirement. Such Confidential Information shall remain confidential for all other purposes.

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(b)          By virtue of this Agreement, either the Fund Parties or SHIM may have access to Confidential Information of the other party. The Fund Parties and SHIM agree to maintain the confidentiality of the Confidential Information, except that the Confidential Information may be disclosed (i) to their respective affiliates and their respective affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (ii) to the extent requested by any governmental authority, taxing authority or self-regulatory authority, (iii) to the extent required by applicable law or by any subpoena or similar legal process (provided that to the extent permitted by law the party subject to same shall provide immediate written notice to the other party upon receipt of subpoena, order, or other disclosure requirement prior to such disclosure and allow such other party the opportunity to intervene in the action in order to attempt to enjoin such subpoena, order, or other disclosure requirement), (iv) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the rights granted hereunder, (v) in the regulatory filings of the Trust and any Fund, in a manner determined to be appropriate or required by USCF by or on behalf of the Trust and any Fund, and (vi) with the consent of the other party. Such Confidential Information shall remain confidential for all other purposes.

(c)          The Fund Parties and SHIM agree to secure and protect the Confidential Information of each other in a manner consistent with the maintenance of the other party’s rights therein, using at least as great a degree of care as each party uses to maintain the confidentiality of its own confidential information of a similar nature, but in no event using less than its reasonable efforts. None of the Fund Parties nor SHIM shall sell, transfer, publish, disclose, or otherwise make available any portion of the Confidential Information of the other party to third parties, except as necessary to perform its obligations under this Agreement or as expressly authorized in this Agreement. Each party represents that it has, and agrees to maintain, an appropriate agreement with each third party who may have access to Confidential Information sufficient to enable such party to comply with all of the terms of this Agreement.

(d)          The Fund Parties and SHIM agree that the unauthorized use by any party of the other party’s Confidential Information will diminish the value of such Confidential Information and will cause substantial and irreparable damage to the party whose Confidential Information was improperly disclosed, and that the remedies generally available at law may be inadequate. Accordingly, the Fund Parties and SHIM agree that a breach of this Section 6 shall entitle SHIM (in the case of a breach by any of the Fund Parties) or the Fund Parties (in the case of a breach by SHIM) to seek equitable relief to protect its interest herein, including injunctive relief, as well as money damages. The parties agree that the obligations under this Section 6 shall survive termination or expiration of this Agreement.

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7.            Regulatory Matters. The Adviser, the Trust and SHIM each acknowledge that SHIM is not currently registered as an investment adviser under the Advisers Act. Notwithstanding the foregoing, SHIM acknowledges and agrees that it is an “investment adviser” to the Subsidiary as such term is defined under the 1940 Act.

8.            Services Not Exclusive. The services furnished by SHIM hereunder are deemed not to be exclusive, and nothing in this Agreement shall (i) prevent SHIM or any affiliated person of SHIM or any employee, agent, manager or affiliated person of such person from acting as a CTA or CPO for any other person or persons, or (ii) limit or restrict SHIM or any such employee, agent, manager or affiliated person from buying, selling or trading any securities, Commodity Interests or other investments for its or their own accounts or for the accounts of others for whom it or they may be acting.

9.            SHIM’s Trading Transactions. The Commodity Exposure Account and other accounts advised or managed by SHIM may invest in the same Commodity Interests. When SHIM seeks to purchase or sell the same Commodity Interests at substantially the same time on behalf of the Subsidiary and/or another account, SHIM shall, to the extent permitted by law and to the extent reasonably practicable, aggregate such orders or otherwise effect such transaction on either an average price basis or high to high/low to low price basis, and available investments will be allocated as to amount in a manner which SHIM believes to be equitable to the Subsidiary and such other account. In some instances, this investment procedure may adversely affect the price paid or received by the Subsidiary or the size of the position obtained or sold by Subsidiary. In that connection, however, SHIM agrees that in rendering consulting, advisory and management services to other Commodity Interest trading accounts and entities, it will seek to achieve an equitable treatment of all accounts and will use a fair and reasonable system of order entry for all accounts. SHIM will promptly notify the Adviser if the Subsidiary’s positions are included in an aggregate amount which exceeds the applicable speculative position limit. If the speculative position limits are reached in any Commodity Interest contract, (in the event that section 10(b)(v)(b) hereof is not invoked) SHIM will modify the trading instructions to the Subsidiary and its other accounts in a reasonable and good faith effort to achieve an equitable treatment of all accounts. As of the date of this Agreement, SHIM believes that such speculative limits will not materially affect its trading recommendations or strategy for the Subsidiary given SHIM’s current accounts.

10.          Duration and Termination.

(a)          The term of this Agreement shall commence on the date that the Fund begins investment operations, subject to the condition that the Board, including a majority of those Trustees who are not interested persons (as such term is defined in the 1940 Act) of the Adviser or SHIM, and the shareholders of the Fund, shall have approved this Agreement. This Agreement shall remain in effect for a period of two (2) years therefrom (“Initial Term”), subject to termination pursuant to this Agreement or termination otherwise by law, and continue on an annual basis thereafter; provided that such annual continuance is specifically approved each year by (i) the Board, or by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act), and (ii) the vote of a majority of those Trustees who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) of any such party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

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(b)           Termination of the Agreement. This Agreement may be terminated without payment of any penalty:

(i)	by mutual consent of the parties hereto;
(ii)	by vote of a majority of the Board or by a vote of a majority of the outstanding voting securities of the Fund with sixty (60) days written notice to SHIM;
(iii)	by any party, upon ninety (90) days’ prior written notice to the other party, in the event that:
a.	the other party commits a material breach of this Agreement, and such material breach has not been cured by the breaching party within thirty (30) days from the date of notice from the other party of such material breach, specifying the nature of the breach in reasonable detail;
b.	if any party becomes insolvent or bankrupt or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; makes a voluntary assignment or transfer of all or substantially all of its property; has a custodian, trustee, or receiver appointed for it, or for all or substantially all of its property; has bankruptcy, reorganization, arrangements, insolvency or liquidation proceedings, or other proceedings for relief under any bankruptcy or similar law for the relief of debtors, instituted by or against it, and, if instituted against it, any of the foregoing is allowed or consented to by the other party or is not dismissed within sixty (60) days after such institution; or
c.	any adverse finding is made in respect of, or official sanction imposed on, any other party by any relevant regulatory authority which would be likely to have a material adverse effect on such party’s ability to perform its obligations under this Agreement.
(iv)	By the Adviser upon ninety (90) days’ prior written notice to SHIM in the event that:
a.	The Adviser and/or the Trust is informed of the final adoption of any legislation or regulation that materially impairs the ability of the Adviser and/or the Trust to market, promote, or issue, redeem shares of the Fund;
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b.	any material litigation or regulatory proceeding regarding the Fund and/or the Subsidiary is commenced which requires the Fund and/or the Subsidiary to cease existence; or
c.	any material litigation or regulatory proceeding regarding SHIM is commenced and the Adviser, in its sole discretion, expects such litigation or proceeding to have a material adverse effect on the Adviser, the Fund and/or the Subsidiary;
d.	the Adviser elects to terminate the distribution of the Fund.
(v)	By SHIM, upon ninety (90) days’ prior written notice to the Adviser and the Trust, in the event that:
a.	SHIM is informed of the final adoption of any legislation or regulation that materially impairs SHIM’s ability to perform its obligations under this Agreement;
b.	SHIM determines in its sole reasonable discretion that it and/or its affiliates could imminently become subject to position limits in connection with positions relating to one or more commodities, due to any legislation or regulation, or any advice, statement, ruling, or other communication by the CFTC or any exchange or self-regulatory organization, and/or any increase in size of the Fund and/or any other client of SHIM or its affiliates, which position limits could reasonably be expected to impair SHIM’s or its affiliates’ ability to perform advisory, management or other services to any of SHIM’s or any affiliate’s clients, including the Fund; or
c.	Any material litigation or regulatory proceeding regarding the Adviser, the Fund and/or the Subsidiary is commenced and SHIM, in its sole discretion, expects such litigation or proceeding to have a material adverse effect on SHIM; or
d.	SHIM determines in its sole discretion that its compliance with any new legislation or regulatory guidance in respect of the provision of its services hereunder will result in material hardship or material expense to SHIM.
(vi)	This Agreement shall automatically terminate upon its assignment or the occurrence of a SHIM Change of Control Event.
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(vii)	This Agreement shall also terminate in the event that the Investment Advisory Agreement or the Licensing Agreement is terminated.

(c)           No fees under this Agreement will be payable to SHIM by the Adviser after termination of this Agreement as set forth above except any outstanding fees. The fee for the month in which this Agreement is terminated will be prorated based on the number of days in the month during which the Agreement was in effect.

(d)           Termination or expiration of this Agreement, however caused, shall be without prejudice to any compensation accrued to the date of termination or expiration.

11.          Books and Records. In compliance with the requirements of Rule 31a-3 of the 1940 Act and CFTC Rule 4.7(c), SHIM hereby agrees that all records which it maintains for the Subsidiary with respect to the Commodity Exposure Account are the property of the Trust and further agrees to surrender promptly to the Trust any of such records in the event of termination of this Agreement. SHIM further agrees to preserve for the periods prescribed by Rule 31a-2 of the 1940 Act and CFTC Rule 4.7(c), if applicable, the records required to be maintained by the CFTC and the SEC, if applicable, with respect to the services provided by SHIM hereunder. For avoidance of doubt, SHIM shall be permitted to include performance information of the Fund and the Subsidiary in materials produced by it subject to compliance with all applicable securities and commodities laws and regulations and any applicable FINRA guidance, and such performance information shall not be Confidential Information of the Fund Parties.

12.          Expenses. During the term of this Agreement, SHIM will pay its own expenses incurred in connection with the performance of its obligations under this Agreement, including all costs and expenses of its employees and any overhead incurred and any activities directly related thereto, and including all costs and expenses of compliance with applicable law and regulation. In addition, SHIM shall be specifically responsible for bearing its expenses that may arise due to SHIM’s regulatory status, including the cost related to any communication and submission to the staff of the SEC and any legal fees and cost of counsel.

13.          Compensation. In consideration of the services rendered pursuant to this Agreement, during the term of this Agreement, the Adviser will pay to SHIM, as compensation a fee (the “Fee”), as set forth on Appendix A. The Fee will be calculated daily and paid monthly within 30 days of the end of each calendar month by a wire transfer to an account or accounts specified by SHIM. If the Fee begins to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement, the Adviser shall pay to SHIM such compensation as shall be payable prior to the effective date of termination.

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14.          Indemnification; Limitation of Liability.

(a)          The Adviser shall indemnify, defend and hold SHIM and its respective affiliates, members, directors, officers, shareholders, employees, representatives, agents, attorneys, successors and assigns (collectively, the “SHIM Indemnified Parties”) harmless from and against any and all claims, liabilities, obligations, judgments, causes of action, costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) in connection with or arising out of this Agreement, including but not limited to any material breach of this Agreement by the Adviser, the Trust, and/or the Subsidiary, or any disclosure in any registration statement of the Fund (except disclosure about SHIM that has been specifically approved by SHIM), except to the extent Losses are the result of any grossly negligent act or omission of a SHIM Indemnified Party.

(b)          SHIM shall indemnify, defend and hold the Trust, the Adviser, the Subsidiary and their respective affiliates, members, directors, trustees, officers, shareholders, employees, representatives, agents, attorneys, successors and assigns (collectively, the “USCF Indemnified Parties”) harmless from and against any and all Losses arising out of (i) any material breach of this Agreement by SHIM, (ii) any disclosure in the Fund’s registration statement about SHIM that has been specifically approved by SHIM, or (iii) the gross negligence or willful misconduct of SHIM, as applicable, in performing or satisfying its obligations under this Agreement.

(c)          Except as otherwise expressly provided herein, in no event shall the Trust, the Adviser or SHIM be liable for any indirect, incidental, special or consequential damages, even if the party or an authorized representative thereof has been advised of the possibility of such damages. The federal securities laws impose liabilities under certain circumstances on persons who act in good faith; thus, nothing in this Agreement shall in any way constitute a waiver or limitation on any rights which a party may have under the federal securities laws.

(d)          Promptly after receipt by any SHIM Indemnified Party or USCF Indemnified Party (collectively, the “Indemnified Party”) of notice of the commencement of any action, the Indemnified Party shall, if indemnification is to be sought against the other party (the “Indemnifying Party”), notify the Indemnifying Party in writing of the commencement thereof, but the omission to notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder only to the extent that such omission results in the forfeiture by the Indemnifying Party of rights or defenses with respect to such action. In any action or proceeding, following provision of proper notice by the Indemnified Party of the existence of such action, the Indemnified Party shall be entitled to participate in any such action and to assume the defense thereof, with counsel of its choice, and after notice from the Indemnifying Party to such Indemnified Party of its election to assume the defense of the action, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any attorneys’ fees subsequently incurred by the Indemnified Party. The Indemnified Party shall cooperate in the defense of settlement of claims so assumed. The Indemnifying Party shall not be liable hereunder for the settlement by the Indemnified Party for any claim or demand unless it has previously approved the settlement or it has been notified of such claim or demand and has failed to provide a defense in accordance with the provisions hereof. In the event that the Indemnifying Party assumes the defense of the action, in negotiating any settlement the Indemnifying Party shall use commercially reasonable efforts to avoid any negative reputational or legal consequences to the Indemnified Party, and the Indemnified Party shall have the right to approve the terms of any settlement as to any such reputational or legal consequences in its reasonable discretion.

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15.          Use of Name, and Reference to SHIM and the Index. The use by the Adviser, the Fund, the Subsidiary or the Trust of the name of SHIM and the Index shall be governed by the Licensing Agreement. Notwithstanding the foregoing nothing in this Agreement or the Licensing Agreement shall be read to prevent the Fund or the Trust from including the name of SHIM or the Index as may be required to complete any regulatory filing.

16.          Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by the Board, including a majority of the members of the Board who are not interested persons of the Adviser or SHIM, cast in person at a meeting called for the purpose of voting on such approval and, if required by applicable law, a majority of the outstanding voting securities of the Fund.

17.          No Partnership. Nothing in this Agreement shall be construed to create a partnership, joint venture or agency relationship between the Adviser, on the one hand, and SHIM, on the other hand. The Adviser and SHIM are independent contractors to one another and, except as specifically provided in this Agreement, that SHIM shall not have authority to act for or represent the Adviser or the Trust contained herein shall create or constitute SHIM and the Adviser or Trust as members of any partnership, joint venture, association, syndicate, unincorporated business, or other separate entity, nor shall anything contained herein be deemed to confer on any of them any express, implied, or apparent authority to incur any obligation or liability on behalf of any other such entity.

18.          Legal Proceedings. SHIM will not advise or act for the Adviser, the Trust, the Fund or the Subsidiary in any legal proceedings, including bankruptcies or class actions, involving Commodity Interests held or previously held in by the Subsidiary or the Fund without the prior written consent of the Adviser

19.          No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third party beneficiary hereto.

20.          Waiver. The waiver by any party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

21.          Governing Law. This Agreement shall be governed by and construed solely and exclusively in accordance with the laws of the State of New York in a manner not in conflict with the provisions of the CFTC or the 1940 Act, as applicable.

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22.          Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, such provision shall be deemed to be restated to be enforceable, in a manner which reflects, as nearly as possible, the intent and economic effect of the invalid provision in accordance with applicable law. If necessary or appropriate the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible. The remainder of this Agreement shall remain in full force and effect.

23.          Notice. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

To the Adviser at:

USCF Advisers LLC

1999 Harrison Street, Suite 1530

Oakland, CA 94612

Attn: John Love, President and Chief Executive Officer

Tel: (510) 522-9600

Email: jlove@uscfinvestments.com

With a copy to:

Carolyn Yu, General Counsel

Tel: (510) 522-9600

Email: cyu@uscfinvestments.com

To SHIM at:

SummerHaven Investment Management, LLC

Soundview Plaza

Fourth Floor

1286 East Main Street

Stamford, CT 06902

Telephone: (203) 352-2700

Email: arizvi@summerhavenim.com

With a copy to:

Robert Chender, Esq.

Seward & Kissel LLP

1 Battery Park Plaza

New York, NY 10004

Tel: (212) 574-1415

Email: chender@sewkis.com

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24.          Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. Appendix A to this Agreement shall be incorporated into this Agreement and made a part hereof.

25.          Survival. The terms of Sections 1(c), 6, 11, 13, 14, 20, 21, 22, 23, 25, 27, and 28 shall survive termination of this Agreement.

26.          Force Majeure. No party shall be in default or otherwise liable for any delay in or failure of its performance under this Agreement where such delay or failure arises by reason of any act of God, or any government or any governmental body, any act of war or terrorism, the elements, strikes or labor disputes, or other similar or dissimilar cause beyond the control of such party.

27.          No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

28.          Interpretation. When reference is made in this Agreement to a section, such reference shall be to a section of this Agreement, unless otherwise indicated. The defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

29.          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

30.          PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed intend to be legally bound by it, as of the date first written above.

USCF ADVISERS LLC:	SUMMERHAVEN INVESTMENT
MANAGEMENT, LLC:

By:	/s/ John P. Love	By:	/s/ Ashraf R. Rizvi

Name:	John P. Love	Name:	Ashraf R. Rizvi

Title:	President, Principal Executive Officer	Title:	Partner
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APPENDIX A

Fee

The base fee shall be 0.06% of the Fund’s average daily net assets1 and shall be paid to SHIM within 30 days after the last business day of each month.

In the event that the trading of one or more commodity interests is assigned to a new sub-advisor, the fee shall be 0.06% - ((number of assigned commodity interests/14)*0.06%) of the Fund’s average daily net assets.

1 The “average daily net assets” shall be determined on the basis set forth in the Fund’s registration statement.

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